Exhibit 99.1

Bank One Issuance Trust
Excess Spread Analysis

		Nov-02	Oct-02	Sep-02
Yield		14.96%	16.78%	16.54%
Less:	Coupon	2.59%	3.01%	3.13%
	Servicing Fee	1.50%	1.50%	1.50%
	Net Credit Losses	5.90%	5.72%	5.65%
Excess Spread		4.97%	6.55%	6.26%

Three Month Average Excess Spread		5.93%	6.35%	6.08%

Delinquency:
	30 to 59 days	1.37%	1.49%	1.52%
	60 to 89 days	0.95%	1.00%	0.97%
	90 + days	1.82%	1.83%	1.79%
	Total	4.14%	4.32%	4.28%

Payment Rate		12.48%	14.32%	13.48%